Henry Schein, Inc.
                                 135 Duryea Road
                            Melville, New York 11747

                                                                    July 1, 2001



Mr.

Dear                  :


     As you know, the Board of Directors of Henry Schein, Inc. ("HSI" or the "Company") awarded you certain Change in Control protection outlined in the letter agreement dated January 1, 2000 (the "CIC Agreement"). The CIC Agreement was supplemented by a letter dated as of the same date, clarifying certain matters referred to in the CIC Agreement. (Together, the CIC Agreement and supplemental letter are referred to herein as the "2000 Agreement.")

     The CIC Agreement provided, generally, for two Change in Control benefits, i.e., a severance benefit set forth in Section 3 of the CIC Agreement, and a cash bonus based on a phantom share award set forth in Section 2 of the CIC Agreement. Under the 2000 Agreement, the severance benefit provisions would continue in full force and effect indefinitely. The cash bonus provisions, by contrast, were to expire on June 30, 2001.

     Having concluded that the cash bonus provisions of the CIC Agreement should be extended to December 31, 2002 in a modified form, the Board of Directors of the Company has authorized this letter agreement which (1) carries forward, without alteration, the severance benefit of the 2000 Agreement, and (2) carries forward, in modified form, the cash bonus benefit through December 31, 2002. Accordingly, this letter agreement ("Letter Agreement") amends and restates in its entirety the 2000 Agreement and any and all other prior agreements between you and the Company relating to the subject matter hereof. For ease of reference, changes from the CIC Agreement appear in bold-face italics.

     1. Term Of Agreement. THE TERM OF THIS AGREEMENT SHALL COMMENCE ON JULY 1, 2001 (THE "EFFECTIVE DATE") AND CONTINUE IN FULL FORCE AND EFFECT INDEFINITELY;

PROVIDED, HOWEVER, THAT THE PROVISIONS OF SECTION 2 HEREOF SHALL BE OF NO FURTHER FORCE OR EFFECT AFTER DECEMBER 31, 2002, UNLESS A CHANGE IN CONTROL HAS OCCURRED ON OR PRIOR TO SUCH DATE, IN WHICH EVENT, THE PROVISIONS OF SECTION 2 HEREOF SHALL CONTINUE IN FULL FORCE AND EFFECT WITH RESPECT TO SUCH CHANGE IN CONTROL. THE PERIOD FROM THE EFFECTIVE DATE TO DECEMBER 31, 2002 OR SUCH LATER DATE, IF ANY, AS THE COMPANY, IN ITS SOLE DISCRETION, MAY HEREAFTER EXTEND THE PROVISIONS OF SECTION 2 HEREOF, IS HEREINAFTER REFERRED TO AS THE TERM.

     2. Entitlement to Cash Bonus. Provided (a) you are then employed by the Company or (b) you were employed by the Company until your employment was terminated by the Company without Cause or by you for Good Reason, in either case, (i) within ninety (90) days prior to the effective date of the Change in Control, or (ii) after the first public announcement of the pendency of the Change in Control, upon the effective date of the Change in Control you shall be entitled to a cash payment equal to the Change in Control Price (as defined), as determined as of such payment date, times ______, such payment to be paid to you no later than 10 days after the effective date of the Change in Control ("Bonus Payment Date"). In the event that the Change in Control Price increases in the 50-day period after the Bonus Payment Date occurs, you shall be entitled to receive an additional payment equal to the product of such increase in the Change in Control Price times ______ such amount payable to you no later than 60 days from the Bonus Payment Date.

     3. Entitlement to Severance Benefits.

          (a) Cash Severance Benefit. In the event your employment is terminated (a "Termination") by the Company without Cause or by you for Good Reason, in either case within two years following a Change in Control, you shall be entitled to receive the sum of the following, payable in a cash lump sum no later than 15 days after the Termination date: (i) Base Salary through the Termination date; (ii) a pro rata annual incentive award at target for the year in which the Termination occurs, and (iii) an amount equal to 300% of the sum of your Base Salary plus your target annual cash bonus. In addition, notwithstanding the foregoing, in the event your employment is terminated by the Company without Cause or by you for Good Reason, in either case (i) within ninety (90) days prior to the effective date of a Change in Control, or (ii) after the first public announcement of the pendency of the Change in Control, such termination shall, upon the effective date of a Change in Control, be deemed to be a "Termination" covered under the preceding sentence of this Section 3(a), and you shall be entitled to the amounts provided for under the preceding sentence.

          (b) Other Severance Benefits. In the event you are entitled to the amounts provided for in Section 3(a) hereof, and notwithstanding anything to the contrary contained in any stock option or restricted stock agreement, you shall also be entitled to the following: (i) immediate vesting of all outstanding stock options to the fullest extent permitted under the applicable stock option plan; (ii) elimination of all restrictions on any restricted or deferred stock awards outstanding at the time of Termination, (iii) immediate vesting of all restricted or deferred stock awards and non-qualified retirement benefits, (iv) settlement of all deferred compensation arrangements in accordance with any then applicable deferred compensation plan or election form (v) continued participation in all HSI's welfare benefit plans (INCLUDING, WITHOUT LIMITATION, HEALTH COVERAGE AND OTHER BENEFIT PLANS AND PROGRAMS PURSUANT TO WHICH BENEFITS ARE PROVIDED TO YOU AS OF THE TERMINATION DATE) at the same benefit level at which you were participating on the Termination date for a period of 36 months unless and until the date or dates you receive substantially equivalent coverage from a subsequent employer.

          (c) Section 280(G) Gross-Up Protection. In the event you become entitled to payments, all or a portion of which become subject to tax imposed under Section 4999 of the Internal Revenue Code of 1986, as amended (the "Code") (or any other similar tax, but excluding any income tax of any nature)("Excise Tax"), HSI shall pay you an additional amount ("Gross-Up Payment") such that the amount retained by you after reduction for any Excise Tax (including penalties or interest thereon) equals the amount to be paid to you by HSI hereunder prior to the imposition of such Excise Tax. The amount of the Gross-Up Payment shall be calculated by HSI's independent auditors. In the event that such Gross-Up Payment is finally determined to be less than the amount necessary to provide that the amount to be retained by you after reduction for any Excise Tax (including penalties or interest thereon) equals the amount to be paid to you by HSI hereunder prior to the imposition of such Excise Tax, HSI shall pay an additional amount to you in respect of such deficiency (including any interest and penalties). In the event that such Gross-Up Payment is finally determined to exceed the amount necessary to provide that the amount to be retained by you after reduction for any Excise Tax (including penalties or interest thereon) equals the amount to be paid to you by HSI hereunder prior to the imposition of such Excise Tax, you must promptly repay the entire amount of such excess Gross-Up Payment to HSI.

          (d) No Mitigation; No Offset. In the event of any Termination, you shall be under no obligation to seek other employment and no amounts due to you under this Agreement shall be subject to offset due to any remuneration attributable to subsequent employment that you may obtain.

          (e) Exclusivity of Severance Payments; Release. In the event you are entitled to the amounts provided for in Section 3(a) hereof, you shall not be entitled to any other severance payments or severance benefits from HSI or any payments by HSI on account of any claim by you of wrongful termination, including claims under any federal, state or local human and civil rights or labor laws. Termination payments and benefits made to you are conditioned upon your execution of a release agreement, in a form reasonably satisfactory to HSI, releasing any and all claims arising out of your employment (other than enforcement of this Agreement), any rights under HSI's incentive compensation and employee benefit plans, and any claim for any non-employment related tort for personal injury.

     4. Definitions. For purposes of this Agreement, the following terms shall have the meanings ascribed to them.

          (a) "Base Salary" means the annualized rate of pay in effect on the Termination date, provided that if a reduction in Base Salary is the basis for a Termination for Good Reason, then "Base Salary" shall mean the rate of pay in effect immediately prior to such reduction. AS USED HEREIN, THE TERM "BASE SALARY" INCLUDES, WITHOUT LIMITATION, THE ANNUALIZED RATE OF ANY AUTOMOBILE ALLOWANCE IN EFFECT ON THE DATE OF TERMINATION, AND THE AMOUNT, AS APPLICABLE, OF THE COMPANY'S MATCHING 401(K) CONTRIBUTION AND/OR SUPPLEMENTAL EMPLOYMENT RETIREMENT PLAN CONTRIBUTION FOR THE FULL YEAR PRECEDING THE DATE OF THE CHANGE IN CONTROL.

          (b) "Cause" shall exist if: (i) you are convicted of, or plead nolo contendere to, any felony which materially and adversely impacts HSI's financial condition or reputation, (ii) you engage in conduct that constitutes willful gross neglect or willful gross misconduct in carrying out your duties which materially and adversely impacts HSI's financial condition or reputation, or (iii) you violate Section 5 of this Agreement.

          (c) A "Change in Control" shall be deemed to occur upon any of the following: (i) acquisition by any one "person" (as such term is defined in ss.3(a)(9) of the Securities and Exchange Act of 1934, as amended, and used in ss.13(d) and 14(d) thereof, including "group" as defined in ss.13(d) thereof) of 33% or more of the Company's voting shares without the prior express approval of the Company's Board of Directors; (ii) acquisition by any one "person" or "group" (as referred to in the preceding sentence) of more than 50% of HSI's voting shares; (iii) directors elected to the Board over any 24 month period not nominated by the HSI Executive Committee represent 30% or more of the total number of directors constituting the Board at the beginning of the period (or such nomination results from an actual or threatened proxy contest); (iv) any merger, consolidation or other corporate combination upon the completion of which HSI shares do not represent more than 50% of the combined voting power of the resulting entity; and (v) upon the sale of all or substantially all of the consolidated assets of HSI, other than a distribution to shareholders.

          (d) "Change in Control Price" shall mean an amount in cash, not more than $45, equal to the RESULT OBTAINED BY SUBTRACTING $15 FROM the higher of (i) the amount of cash and fair market value of property that is the highest price per share paid (including extraordinary dividends) in any transaction triggering the Change in Control or any liquidation of shares following a sale of substantially all assets of the Company, or (ii) the highest fair market value per share at any time during the 60-day period preceding and 60-day period following the Change in Control.

          (e) "Confidential Information" shall mean all information concerning the business of HSI relating to any of their products, product development, trade secrets, customers, suppliers, finances, and business plans and strategies. Excluded from the definition of "Confidential Information" is information (i) that is or becomes part of the public domain, other than through your breach of this Agreement, or (ii) regarding HSI's business or industry properly acquired by you in the course of your career as an employee in HSI's industry and independent of your employment by HSI. For this purpose, information known or available generally within the trade or industry of HSI shall be deemed to be known or available to the public.

          (f) "Good Reason" shall mean your termination of your employment based upon one or more of the following events (except as a result of a prior termination): (i) any change in your position or responsibilities or assignment of duties materially inconsistent with your status prior to the Change in Control; (ii) following a business combination related to a Change in Control, a failure to offer you a position in the combined business entity, having authority equivalent in scope to the authority in the position held by you in the Company immediately prior to such business combination; (iii) any decrease in your Base Salary, target annual incentive or long-term incentive opportunity; (iv) any breach of the terms of this Agreement by HSI after receipt of written notice from you and a reasonable opportunity to cure such breach; (v) HSI fails to obtain any successor entity's assumption of its obligations to you hereunder; or (vi) the Company requiring you to perform your services as an employee on an ongoing basis at a location more than 75 miles distant from the location at which you perform your services as of the date immediately prior to the Change in Control.

     5. Non-Disclosure; Non-Solicitation; Non-Disparagement.

     (a) During the Term and thereafter, you shall not, without HSI's prior written consent disclose to anyone (except in good faith in the ordinary course of business) or make use of any Confidential Information except in the performance of your duties hereunder or when required to do so by law. In the event that you are so required by law, you shall give prompt written notice to HSI sufficient to allow HSI the opportunity to object to or otherwise resist such order.

     (b) During the Term and for a period of 24 months thereafter, you shall not, without HSI's prior written consent, solicit for employment, whether directly or indirectly, any person who (i) at the time is employed by HSI or any affiliate, or (ii) was employed by HSI or any affiliate within three months prior to such solicitation.

     (c) You agree that, during the Term and thereafter (including following any Termination for any reason) you will not make statements or representations, or otherwise communicate, directly or indirectly, in writing, orally, or otherwise, or take any action which may, directly or indirectly, disparage or be damaging to HSI or its respective officers, directors, employees, advisors, businesses or reputations. Notwithstanding the foregoing, nothing in this Agreement shall preclude you from making truthful statements or disclosures that are required by applicable law, regulation or legal process.

     6. Resolution of Disputes. Any controversy or claim arising out of or relating to this Agreement or any breach or asserted breach hereof shall be resolved by binding arbitration, to be held at an office closest to HSI's principal offices in accordance with the rules and procedures of the American Arbitration Association. Judgment upon the award rendered by the arbitrator(s) may be entered in any court of competent jurisdiction. Pending the resolution of any arbitration or court proceeding, HSI shall continue payment of all amounts and benefits due you hereunder. All reasonable costs and expenses of any arbitration or court proceeding (including fees and disbursements of counsel) shall be promptly paid on your behalf by HSI; provided, however, that no such expense reimbursement shall be made if and to the extent the arbitrator(s) determine(s) that any of your litigation assertions or defenses were in bad faith or frivolous.

     7. Effect of Agreement on Other Benefits. Except as specifically provided in this Agreement, the existence of this Agreement shall not be interpreted to prohibit or restrict your participation in any other employee benefit or other plans or programs in which you currently participate.

     8. Not an Employment Agreement. This Agreement is not a contract of employment between you and HSI. HSI may terminate you at any time, subject to the terms hereof or any other agreement that might exist between you and HSI.

     9. Assignability; Binding Nature. This Agreement shall be binding upon and inure to the benefit of the parties and their respective successors, heirs (as applies to you) and permitted assigns. HSI agrees that in the event of a sale or transfer of assets, it shall, as a condition of such sale, require such assignee or transferee to expressly assume HSI's liabilities, obligations and duties hereunder.


     10. Governing Law/Jurisdiction. This Agreement shall be governed by and construed and interpreted in accordance with the laws of New York without reference to principles of conflict of laws.

     Please acknowledge your acceptance of the terms of this Agreement by executing below and returning a copy to HSI.

                                               HENRY SCHEIN, INC.


                                               By: _____________________________
                                                   Stanley M. Bergman
                                                   Chairman, President and CEO

                                               Accepted:

                                               ---------------------------------